UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2006

DOW JONES & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-7564	13-5034940
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Liberty Street, New York, New York	10281
(Address of principal executive offices)	(ZIP CODE)

Registrant’s telephone number, including area code: (212) 416-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 18, 2006, Dow Jones & Company, Inc. (“Dow Jones”) announced that it entered into agreements dated as of October 17, 2006 to acquire from Reuters the 50% interest in Factiva it does not already own. The agreements include:

(i) a Share Purchase Agreement by and among Reuters Limited, a company incorporated under the laws of England and Wales (“Reuters Limited”), Reuters JV Switzerland, Sarl, a corporation formed under the laws of Switzerland and an indirect wholly owned subsidiary of Reuters Limited (“Reuters”), Dow Jones, DJBI, LLC, a Delaware limited liability company and a wholly owned subsidiary of Dow Jones (“DJBI”) and Dow Jones Reuters Business Interactive LLC, a Delaware limited liability company (“Factiva”);

(ii) a Unit Purchase Agreement by and among Reuters Holdings Limited, a company incorporated under the laws of England and Wales, Reuters Limited, Reuters, Dow Jones, DJBI, Factiva, and Dow Jones Reuters Business Interactive Ltd., a company organized under the laws of England and Wales and a subsidiary of Factiva; and

(iii) a Formation and Contribution Agreement by and among Factiva, Reuters Limited, Reuters, Dow Jones, and DJBI (collectively, the agreements referred to in (i), (ii) and (iii) are referred to herein as the “Agreements”).

Pursuant to the Agreements, Dow Jones will pay a $160 million purchase price at closing reflecting approximately $153 million in cash plus $7 million in preferred stock issued by Factiva, subject to a working capital adjustment. Completion of the transaction is subject to regulatory approvals and other customary closing conditions and is expected to occur by year end 2006.

The foregoing description of the acquisition and the Agreements is qualified in its entirety by reference to the Agreements. The Agreements will be filed as exhibits to an amendment to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOW JONES & COMPANY, INC.

Dated: October 23, 2006	By:	/s/ Robert Perrine
Robert Perrine
Chief Accounting Officer and Controller